Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Leo Holdings Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named to the board of directors of Leo Holdings Corp., and any successor thereto, as described in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 29, 2019

/s/ Andrew S. Jhawar
Andrew S. Jhawar